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                      August 1, 2023

       Sungwoo (Andrew) Hyung
       Chief Financial Officer
       Valuence Merger Corp. I
       4 Orinda Way, Suite 100D
       Orinda, CA 94563

                                                        Re: Valuence Merger
Corp. I
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 001-41304

       Dear Sungwoo (Andrew) Hyung:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation